Exhibit 99.2

Greif, Inc.
First Quarter 2017 Pre-Recorded Remarks

Slide 1: Q1 2017 earnings conference call
Good day everyone and thank you for your time. My name is Matt Eichmann and I am the Vice President of Investor Relations and Corporate Communications at Greif. We are pleased to provide you with a copy of our earnings conference call slides, management remarks and 2017 first quarter earnings release for your review.
Providing remarks today are Pete Watson, Greif’s President and Chief Executive Officer, and Larry Hilsheimer, Greif’s Executive Vice President and Chief Financial Officer. Pete and Larry will both be available tomorrow at 10AM Eastern Time to answer your questions on our performance, and conference call details can be found on our website. In accordance with Regulation Fair Disclosure, I encourage you to ask any questions regarding issues that you consider material during tomorrow’s call because we are prohibited from discussing significant non-public items with you on an individual basis.
Transition: Turning to slide 2….
Slide 2: Safe harbor
As a reminder, the information provided contains forward looking statements and uses certain non-GAAP financial measures. Please review the information on this slide. Our first quarter 2017 earnings release was issued after the market closed on Wednesday, March 1, 2017 and is posted to our website at www.greif.com.
And now, I’d like to turn the presentation over to Greif’s President and Chief Executive Officer, Pete Watson on slide 3.
Slide 3: Greif’s vision and three strategic priorities
Thank you Matt and good morning, we appreciate your interest in our company.
At Greif, our vision is clear - in industrial packaging, be the best performing customer service company in the world - and it’s supported by three strategic priorities:

•	First, we are building engaged teams accountable for value creation. Incentives are cascaded down to the plant level and all of our global colleagues are aligned with value delivery.

•	Second, we are committed to providing exceptional customer service to all of our customers around the globe. Exceptional service is a prerequisite for sustainable and profitable growth.

•	Third, we are actively transforming our performance by:

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Exhibit 99.2

◦	Optimizing and strengthening our portfolio;

◦	Expanding our margins through disciplined operational execution; and by

◦	Achieving a higher level of fiscal discipline across the company, resulting in stronger Free Cash Flows.
The Greif Way is the foundation to our vision and strategic priorities, and guides us as we celebrate our 140th year in business.
Transition: Please turn to slide 4…
Slide 4: Improving customer service excellence
Customer service excellence is fundamental to our business and critical to our strategy of delivering greater value to our customers and shareholders. We achieved an aggregate 9 percent improvement year over year in Greif’s consolidated customer satisfaction index score, and recorded improvements in each of our business segments versus the prior year quarter.
Transition: Please turn to slide 5…
Slide 5: Q1 2017 highlights
Our global operations are executing at a higher level and our first quarter performance reflects their sustained and solid operational results:

•	Net sales for the first quarter 2017 were almost $821 million dollars - a $49.5 million dollar improvement versus the prior year first quarter.

•	Our first quarter 2017 consolidated gross profit margin was 19.9 percent - a 30 basis point improvement year over year.

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Our first quarter 2017 operating profit before special items margin was 8.1 percent - a 60 basis point improvement over the prior year first quarter - and our best first quarter performance in more than five years.

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And we delivered $0.45 in the first quarter 2017 class A earnings per share before special items versus $0.40 per share in the first quarter last year. Tax expense was impacted by our global income mix, and Larry Hilsheimer will address that topic later.

Transition: Please turn to slide 6…
Slide 6: Delivering sustained operational improvement
Exceptional customer service excellence and disciplined operational execution are driving us towards our 2017 run rate targets. Over the last four quarters, we delivered gross and operating profit before special items margins of 20.7 percent and 9.4 percent, respectively, and operated at an SG&A ratio of 11.3 percent. Our gross and operating profit before special items margins have

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Exhibit 99.2

improved despite an unsteady global industrial economy and continued cost headwinds in our containerboard business. Our SG&A ratio is headed in the right direction, despite the continuing pressure of a strong US dollar relative to our initial Transformation commitment assumptions, accruals for incentives related to Transformational improvement and some additional expense related to material weakness remediation.
We believe the improvements seen across our business are sustainable, and I am pleased with the efforts made by our entire global team. However, we will continue to strive for higher results.
We expect to fully meet, or exceed, our Transformation run rate targets, and plan to share an update on our progress at our upcoming Investor Day on June 28, 2017.
Transition: Please turn to slide 7…
Slide 7: Rigid Industrial Packaging & Services (RIPS) review
Our Rigid Industrial Packaging and Services business delivered solid results in the first quarter:

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Sales of primary products were higher by almost 11 percent versus the prior year quarter, excluding divestitures, boosted by improving customer service, margin / mix management and increased customer share in selected markets.

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Volumes were strong across the portfolio. Notably, our strategy to expand further into the Intermediate Bulk Container market accelerated, with global volumes up almost 17 percent versus the prior year quarter.

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And we experienced strong margin growth as we pursue our objective of quality of market share expansion. RIPS gross profit margin grew by 80 basis points year over year, while the business operating profit before special items margin grew by 110 basis points. Margins were aided by margin/mix management activities, lower manufacturing expenses and better operational efficiencies.

Transition: Please turn to slide 8…
Slide 8: Paper Packaging & Services (PPS) review
Our Paper Packaging & Services segment continues to focus on controlling what it can control and is making the most of capital upgrades we introduced to our network over the last several years.
Paper’s first quarter revenue of roughly $183 million dollars was more than $24 million dollars higher than the first quarter of last year, and was aided by record volume in our mill system along with strong CorrChoice sheet feeder network performance versus

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Exhibit 99.2

the prior year first quarter. Notably, CorrChoice - our corrugated sheet feeder business - delivered volume growth of 16.1 percent, which outpaced industry growth of 4.5 percent for the quarter.
Operating profit before special items for the first quarter was flat over year due primarily to the continued effects of a price/cost squeeze. That said, we remain optimistic about the future. We announced to customers a $50 per ton price increase effective March 15th with full realization expected in our fiscal calendar third quarter, and ended Q1 with very strong mill backlogs.
Specialty sales growth remains a focus for us, as these products offer higher margins versus conventional corrugated sheets. Demand for our specialty business grew by roughly 80 percent versus the prior year first quarter, aided by the addition of a second Asitrade machine at Michigan Packaging business and by strong demand seen in triple wall packaging and coating line sales.
Transition: Please turn to slide 9…
Slide 9: Flexible Products & Services (FPS) review
The turnaround plan at Flexible Products and Services is gaining momentum and tracking to our internal expectations. The business recorded its fifth consecutive quarter of operating profit before special items improvement as the team remains focused on disciplined operational execution.
Flexibles generated sales of $69.7 million dollars; excluding the impact of divestitures, sales from primary products for the first quarter grew by nearly 4 percent year over year. The business’ gross profit dollars grew by roughly 25 percent, and its gross profit margin expanded by 440 basis points versus the prior year quarter. Lower labor and manufacturing expenses - coupled with improvements in underperforming operations - helped Flexibles deliver operating profit before special items of $1.6 million dollars in the first quarter, with especially strong performance seen in APAC.
Significant work at Flexibles remains to be done, but I am pleased with the urgency the team is displaying. We continue to expect that the business will deliver accelerated performance in 2017, building from the momentum and optimization work put into effect over the last year.
Transition: I’d like now to turn over the presentation to Larry Hilsheimer - our Chief Financial Officer.
Slide 10: Greif consolidated results
Thanks Pete and hello everyone. Please turn to slide 10.

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Exhibit 99.2

Our first quarter financial results demonstrate solid performance and operational execution despite an unsteady macroeconomic environment.
Pete mentioned our GAAP sales improvement in his remarks. I will add that net sales for the first quarter - excluding the impact of divestitures and currency translation - rose nearly 13 percent versus the prior year quarter, with revenue improvement seen in three of our four business segments year over year. Higher sales were the result of improving customer service, strategic pricing decisions, higher commodity index prices and quality of market share expansion.
Higher sales, better product/mix management and stronger operational execution drove significant pre-tax profit expansion. First quarter operating profit before special items of $66.7 million grew by nearly 15 percent versus the prior year quarter, with improvements seen in our Rigids, Flexibles and Land Management businesses. The impact of “special items” on our operating profit was also reduced by $13 million - net of tax and non-controlling interest - year over year, as our Transformation progresses and “special items” start to tail off. The major source of “special items” in the first quarter was a non-cash pension curtailment charge. That charge stems from our decision to settle pension obligations with approximately 2,400 vested participants, which will help to reduce future pension risk and administrative costs.
Income tax expense was $11.8 million for the first quarter, which equates to an effective rate of roughly 60 percent. GAAP tax expense was higher by $5.8 million versus the prior year quarter for three primary reasons:

•	First, we experienced higher pre-tax earnings as the business continues to improve as a result of our Transformation efforts;

•	Second, we were impacted by income mix and discrete losses in foreign jurisdictions subject to valuation allowance reserves without corresponding tax benefits; and

•	Third, we were impacted by tax changes related to foreign unremitted earnings that resulted from a restructuring of intercompany debt.
I’ll add that our first quarter adjusted tax rate was roughly 33 percent.
Class A earnings per share before special items were $0.45 per share - a 12.5 percent improvement versus the prior year first quarter and improved by the factors I previously mentioned.
Finally, first quarter Free Cash Flow totaled $(65.4) million - roughly $9 million lower than the year ago quarter. Free cash flow declined due to changes in working capital - driven by higher year over year inventories as a result of higher raw material prices

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Exhibit 99.2

and select pre-purchase activities. Our working capital performance on the whole was less than satisfactory and is receiving close attention.
Transition: Turning to slide 11…
Slide 11: Fiscal year 2017 earnings per share guidance unchanged
We continue to expect that our Fiscal 2017 Class A earnings per share before special items will range between $2.78 and $3.08. The anticipated improvement versus fiscal 2016 is driven by a number of factors, including: margin / product mix management; execution discipline; share of wallet expansion in key markets; and improvement in underperforming operations. Please note that the containerboard price increase we announced to customers for March 15th is not contemplated in our guidance range, nor are any future potential OCC price increases that could develop.
We also continue to expect that we will generate between $180 - $210 million in Free Cash Flow for Fiscal 2017, permitting us to further improve our financial strength and flexibility for pursuing growth opportunities post Transformation.
At our Investor Day on June 28, 2017, we will highlight the growth strategy methodology we will employ in the coming years, leveraging and aligning past lessons learned to our current business state with consideration to future customer needs.
We look forward to discussing this area in greater detail in June.
Transition: And with that, I’ll turn the call back to Pete for his closing comments before our Q&A.
Slide 12: Solid start to first quarter
Thank you, Larry. Please turn to slide 12…
Fiscal 2017 is off to a strong start at Greif, with improved service levels, higher year over year sales, and gross and operating profit before special items margin expansion. We are tracking towards 2017 run rate commitments and our fiscal year guidance remains intact, despite higher input costs.
The team is responding well to the challenges we continue to face and is focused on executing on those levers that are within our control. They include:

•	Providing exceptional levels of customer service excellence;

•	Displaying solid operating fundamentals; and

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Exhibit 99.2

•	Demonstrating tight fiscal discipline.
Those attributes - coupled with Greif’s comprehensive packaging offering, diverse geographic footprint and improving operational execution - position us to thrive as the world’s industrial economy improves, and will result in greater earnings and enhanced Free Cash Flow.
Thank you for your interest in Greif, and we look forward to taking your questions tomorrow.

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